EXHIBIT 5.1

[Letterhead of Locke Liddell & Sapp LLP]

August 5, 2003

Westwood Holdings Group, Inc.

300 Crescent Court

Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Westwood Holdings Group, Inc., a Delaware corporation (“Westwood” or the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time by selling stockholders (as specified in the Registration Statement) of up to 210,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, Westwood’s Amended and Restated Certificate of Incorporation, Westwood’s Amended & Restated Bylaws, certain resolutions of Westwood’s board of directors and the Registration Statement. In our examination, we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of Westwood or its representatives or officers.

Based upon the foregoing, and based on our review of the Delaware General Corporation Law and reported judicial decisions interpreting these laws, we are of the opinion that the Shares, when offered and sold within the limits and as described in the Registration Statement, and in a manner contemplated in the Registration Statement, including the prospectus relating to the offer and sale of such Shares, are validly issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion is limited to the laws of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction and we express no opinion as to the effect of any other laws on the opinions stated herein.

The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

LOCKE LIDDELL & SAPP LLP

By:	/s/ John B. McKnight
John B. McKnight